Exhibit 10.1
                                                                    ------------


April 8, 2003


GTS PREPAID, INC.
10 EAST STOW ROAD, SUITE 200
MARLTON, NJ 08053

                  Re:    Consignment and Agency Agreement
                         --------------------------------

Dear Sir/Madam:

          Reference is made to that certain Consignment and Agency Agreement (the "Agreement"), dated December 11, 2002, between Cellular Technical Services Company, Inc. ("CTS") and GTS Prepaid, Inc. ("GTS"). Unless otherwise defined in this letter, all capitalized terms used in this letter shall have the meanings ascribed to them in the Agreement.

          Intended to be legally bound, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CTS and GTS hereby agree as follows:

          1. Pursuant to the Agreement, CTS originally consigned to GTS a total of $153,567.89 of Inventory. Of this amount, $94,435.35 of Inventory has been sold by GTS and will be paid to CTS pursuant to the terms set forth in Section 3 of this letter. The balance of $59,132.54 of consigned Inventory is still on hand as consigned Inventory and, pursuant to the terms of Section 6 of this letter, will either be paid to CTS within 30 days after it has been sold or will be returned to CTS within 5 days of CTS's written request therefor. GTS hereby confirms and acknowledges that CTS is and shall remain the sole owner of all of the Inventory and has retained and shall retain all right, title and interest in and to the Inventory. Upon the sale of any Inventory to a customer in the ordinary course of GTS's business, title to such Inventory so sold shall pass to such customer upon full payment for such Inventory sold.

          2. Pursuant to the Agreement, CTS originally assigned to GTS for collection a total of $512,797.36 of Accounts Receivable. Of this amount, $307,911.65 has been collected by GTS and $48,862.55 of which has been paid to CTS. The net amount of $259,049.10 will be paid to CTS pursuant to the terms set forth in Section 3 of this letter. CTS hereby acknowledges and agrees that, as of the date of this letter, all uncollected Accounts Receivable ($204,885.79) are owned by and in the possession of CTS. GTS hereby acknowledges that it has no right, title or interest in any such Accounts Receivable.

          3. You have requested and we have agreed to convert the unpaid proceeds of the consignment into a loan. The loan is in the sum of $353,484.45 (such amount together with




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GTS Prepaid, Inc.
April 8, 2003
Page 2


interest as described below hereinafter, the "Financed Amount") (which represents the sum of $94,435.35 plus $259,049.10), together with interest at the rate of 15% per annum accruing from March 1, 2003, will be paid to CTS in 49 consecutive weekly installments beginning on the first Tuesday after the date of this letter until such amount is paid in full. The first payment will include any accrued but unpaid interest incurred since March 1, 2003. An amortization schedule showing the amounts of said weekly installments is attached hereto as Schedule "A".

          4. A. As security for the timely and full payment and satisfaction of the Financed Amount, as and when due, GTS hereby grants to CTS a continuing security interest in and to all to GTS' right, title and interest in and to any and all of its assets and properties, wherever located, and any and all accounts, books and record, instruments, documents, goods, chattel, paper, inventory, equipment, contract rights, payment intangibles and other general intangibles, investment property, commercial tort claims, deposit accounts, fixtures, letters of credit, letter-of-credit rights, software, financial assets, money, supporting obligations, litigation claims and rights and insurance policies and rights of GTS arising out of or related directly or indirectly to all such assets and properties, in each case whether now existing or hereafter acquired or created, whether owned beneficially or of record and whether owned individually, jointly or otherwise, together with the products and proceeds thereof (including, without limitation, all insurance proceeds), all supporting obligations, payments and other distributions with respect thereto, and any and all substitutions for or replacements of any of the foregoing (collectively, the "COLLATERAL"). In connection herewith, GTS hereby irrevocably authorizes CTS in its ---------- discretion: (i) to file without the signature of GTS any and all financing statements, modifications and continuations with respect to the Collateral; (ii) to sign any such statement, modification or continuation on behalf of GTS if CTS determines such signature necessary or desirable under applicable law; and (iii) to file a carbon, photographic or other reproduction of any financing statement or modification of any financing statement or modification if CTS determines such filing necessary or desirable under applicable law. GTS shall reimburse CTS on demand for all costs and expense incurred in connection with the preparation and filing of any such document. GTS hereby represents that the foregoing security interest and lien created in favor of it hereby is subject only to the security interest and lien in favor of Wilmington Trust Company. Upon the full payment and satisfaction in full of the Financed Amount upon the request, and at the expense, of GTS, CTS will authorize the filing of any and all termination statements reasonably necessary to effectuate the release of its security interest and lien created hereby, provided that GTS shall be solely responsible for the filing of all such termination statements in any applicable jurisdictions.



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GTS Prepaid, Inc.
April 8, 2003
Page 3


          B. Upon the failure of GTS to make any payments, or to perform any of its obligations, when due hereunder, CTS may (i) demand immediate payment of all obligations hereunder, (ii) take any action with respect to the offer, sale or other disposition of one or more items of Collateral permitted under applicable law, and (iii)exercise or enforce any and all of the rights, powers, privileges, remedies and interests afforded to a secured party and/or seller of goods under any and all provisions of applicable law (including the UCC). If the net proceeds (after expenses) received with respect to and in liquidation of the Collateral shall be insufficient to fully pay and satisfy all of GTS's obligations hereunder, GTS acknowledges and agrees that it shall remain liable for any deficiency. GTS shall reimburse CTS on demand for any and all costs and expenses incurred in connection with the enforcement or adjudication of this Agreement or the exercise and/or enforcement of any of the rights, power, privileges, remedies and interest of CTS under this Agreement, including (without limitation) the disbursement, expenses and fees of attorneys and others.

          5. GTS may prepay, in whole or in part, the principal balance of the Financed Amount at any time or from time to time without premium or penalty but with interest on the amount prepaid to the date of prepayment.

          6. During the eight-week period following the date hereof, GTS agrees to use commercially reasonable efforts to sell for cash the remaining $59,132.54 of consigned Inventory on hand. The proceeds of any and all sales of such consigned Inventory, whether or not in accordance with this Agreement, are and shall be and remain the property of CTS and shall be held in trust for CTS until delivery to CTS in accordance with the provisions of paragraphs 6 and 7 hereof. Within 5 days after its receipt of any cash proceeds of the sale of such Inventory, but in no event later than 30 days after the sale of such Inventory regardless of when GTS receives the cash proceeds from such sale, GTS will pay an amount equal to such cash proceeds to CTS. In the event of a credit for any such Inventory, GTS will, within 10 days of receiving replacement products from the vendor granting such credit, pay to CTS the dollar amount of such credit. If at the end of such eight-week period, either the Inventory remains unsold or, despite GTS's commercially reasonable efforts, a credit has not been granted and used by GTS, GTS will return all remaining Inventory to CTS. GTS hereby confirms and ratifies the security interest and lien granted by it in favor of CTS in and to any and all rights of GTS in such Inventory pursuant to the Agreement. GTS hereby represents and warrants that such security interest and lien is a continuing, first priority, perfected security interest subject to no other security interests, liens or other encumbrances.

          7. All payments hereunder shall be made by GTS to CTS at the office of CTS at 20 East Sunrise Highway, Suite 201, Valley Stream, NY 11581, or at such other place as CTS may designate to GTS in writing.



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GTS Prepaid, Inc.
April 8, 2003
Page 4


          8. Except for the obligations provided herein each of the parties hereto hereby fully releases the other party hereto from any and all liabilities or obligations either party may have had to the other party prior to the date hereof.

          9. Except as otherwise provided herein each of the parties hereto will bear its own respective fees and expenses (including, without limitation, all legal fees and expenses) related to the execution, delivery and performance of this letter.

          10. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to its principles of conflicts of law. The parties agree that any action hereunder shall be brought in the federal or state courts located in New Jersey and waive any defense of forum non conveniens. This Agreement may be executed in counterparts, each of which shall be an original, but all of such counterparts shall constitute one and the same instrument. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. This Agreement expresses the entire understanding of the parties with respect to the subject matter hereof. All terms defined in the UCC, and not otherwise defined herein shall have the meanings respectively assigned to them in the UCC. For purposes hereof, "UCC" shall mean the Uniform Commercial Code, as in effect from time or time in the State of New Jersey or any other applicable jurisdiction. No failure to delay by CTS in exercising any right, power or remedy under this letter shall operate as a waiver thereof; nor shall any single or partial exercise of any other right, power or remedy hereunder. No amendment, modification, termination or waiver of any provision hereunder or consent to any departure by GTS there from or release of any security shall be effective unless the same shall be in writing and signed by CTS, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given. This letter shall be binding upon and inure to the benefit of GTS and CTS and their respective successors and assigns, except that the parties may not assign their rights hereunder without the prior written consent of the other party.

The parties waive any right to trial by jury in any action or proceeding based on or pertaining to this letter or any other agreement between the parties with respect to the subject matter hereof.




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GTS Prepaid, Inc.
April 8, 2003
Page 5


          If you are in agreement with the foregoing, please so indicate by signing in the space provided below, whereupon this letter shall become a legally binding agreement.

                                              Very truly yours,

                                              CELLULAR TECHNICAL SERVICES
                                              COMPANY, INC.


                                              By: /s/ Stephen Katz
                                                  ------------------------------
                                                   Name:  Stephen Katz
                                                   Title: Chairman and Chief
                                                          Executive Officer



ACCEPTED AND AGREED TO:


GTS PREPAID, INC.


By: /s/ Randy Cherkas
    ----------------------
     Name: Randy Cherkas
     Title:   President